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            FOR IMMEDIATE RELEASE                 July 28, 1997


ARCO BOARD OF DIRECTORS FINALIZES DECISION TO

SETTLE EXCHANGEABLE NOTES WITH LYONDELL STOCK


     LOS ANGELES -- ARCO's Board of Directors (NYSE: ARC)

today finalized a decision to settle all of ARCO's 9.0%

Exchangeable Notes due September 15, 1997 with Lyondell

Petrochemical Company stock currently owned by ARCO.

     ARCO expects to realize an after-tax gain of

approximately $300 million upon the exchange, assuming

current market conditions.

     In electing to settle the Notes with Lyondell shares,

ARCO's Board of Directors reaffirmed the company's previously stated position that Lyondell was no longer central to ARCO's core business or part of its strategic growth objectives.

     ARCO currently owns 39.9 million shares, or 49.9% of the

total outstanding shares of Houston-based Lyondell (NYSE:

LYO), a leading manufacturer and marketer of petrochemicals

and, through its interest in LYONDELL-CITGO Refining Company,

a manufacturer of refined petroleum products.

     In a 1994 offering, ARCO sold $988 million of 3-year

Exchangeable Notes carrying a 9.0% annual coupon and payable,

upon maturity, in shares of Lyondell Common Stock or, at

ARCO's option, in cash with an equal value.  ARCO has chosen the option to exchange Notes for stock.

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     The maturity price of the Notes, which will determine the

number of Lyondell shares to be exchanged for the Notes, will be the average closing price per share of Lyondell Common Stock on the 20 trading days immediately prior to September 15.

                             ###

For information, contact:
             (media) Alberet Greenstein, 213-486-3384
             (investor relations) Steve Enger, 213-486-1811

For a menu of ARCO news releases, visit our Web site at http://www.arco.com on the Internet.